MERRILL LYNCH GLOBAL RESOURCES TRUST

FILE # 811- 4282

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
4/13/00	Votorantim Celulose	$510,000	$118,800,000	Morgan Stanley
7/28/00	Apache Corp.	$29,400	$343,000,000	CS First Boston
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